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                                                                    EXHIBIT 10.2


                         FRONTIERVISION PARTNERS, L.P.
                     1777 SOUTH HARRISON STREET, SUITE P200
                            DENVER, COLORADO  80210



                                                            As of April 17, 1995


Mr. James C. Vaughn
2337 South Cook Street
Denver, Colorado 80210

Dear Mr. Vaughn:

               We write to set forth our agreement with respect to your employment as President and Chief Executive Officer of FrontierVision Partners, L.P., a Delaware limited partnership (the "Partnership").

               1. Services. The Partnership hereby agrees to employ you, and you hereby agree to be employed by the Partnership, on the terms and conditions hereinafter set forth. You will serve as President and Chief Executive Officer of the Partnership, and will render such services and perform such duties for the Partnership, its general partner and the Partnership's direct and indirect subsidiaries (collectively, the "Partnership Group") as customarily are performed by chief executive officers, including, without limitation, those services and duties consistent with your position as may from time to time be assigned to you. You will, in addition, hold such offices, directorships and other positions with the Partnership Group, as are consistent with your status as Chief Executive Officer, to which you may from time to time be elected or appointed. Your authority shall be subject at all times to (i) the direction and control of the general partner of the Partnership and to the general partner's discretion to determine the policies of the Partnership and (ii) the terms and provisions of the Agreement of Limited Partnership of the Partnership, as from time to time in effect. You agree to serve the Partnership Group faithfully, diligently and to the best of your ability and, except for your responsibilities in assisting in the sale of the partnership interests of Triax Associates V, L.P., you shall devote your full working time, attention, energy and skills exclusively to the business and affairs of the Partnership Group and to the promotion and advancement of its interests. During your employment hereunder, except as aforesaid, you shall not render any services, whether or not compensated, to any person or entity other than the Partnership Group, as an employee, independent contractor or otherwise or engage in any other business activities whether or not pursued for gain, profit or other pecuniary advantage. You agree that you will not participate in any activity detrimental to the best interests of the Partnership Group, and that you will not

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Mr. James C. Vaughn
As of April 17, 1995
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adversely interfere in any way with the Partnership Group's pursuit of its business interests.

                2.   Compensation.  (a)   As full compensation for all of your
services (including services as an officer and director of members of the Partnership Group, if you are so appointed or elected), you shall receive a base salary at the rate of Two Hundred Seventy-Five Thousand Dollars ($275,000) per annum, payable in accordance with the Partnership's normal payroll practices. Commencing with the second year of your employment hereunder, your base salary shall be adjusted each year of your employment hereunder to reflect increases in the "CPI-U" (as hereinafter defined), using February 1995 as the base period, provided that at the time of such proposed increase no event of default (or event which, with the passage of time or giving of notice or both, would constitute an event of default) shall have occurred and shall be continuing under any indebtedness of the Partnership or any of its subsidiaries to any bank or other institutional lender for borrowed money. Thus, for the second year of your employment hereunder, you shall receive base compensation at the rate of Two Hundred Seventy-Five Thousand Dollars ($275,000) per annum, increased by that percentage by which the CPI-U for February 1996 shall exceed the CPI-U for February 1995; if you are employed for a third year, you shall receive base compensation at the rate of Two Hundred Seventy-Five Thousand Dollars ($275,000) per annum, increased by that percentage by which the CPI-U for February 1997 shall exceed the CPI-U for February 1995; and so on. "CPI-U" shall mean the Consumer Price Index for All Urban Consumers, all items (1982-84 = 100), as published by the Bureau of Labor Statistics of the United States Department of Labor (or, in the event of the discontinuance thereof, another appropriate index selected by the Partnership, with the approval of its Advisory Committee). The Partnership may from time to time increase the base salary to be paid to you if the Partnership shall deem it advisable to do so in order fairly to compensate you for services to be rendered, provided that any such increase is first approved by the Advisory Committee of the Partnership.

                    (b) In addition to your base salary, you shall be eligible for a bonus of up to Seventy-Five Thousand Dollars ($75,000) per annum based upon achieving performance targets to be mutually agreed upon by you and the Partnership. You and the Partnership have agreed that during the first two years of this Agreement, your bonus will be determined as follows:
(i) 75% of your bonus for the first year, and 50% of your bonus for the second year, will be based upon the Partnership having,

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Mr. James C. Vaughn
As of April 17, 1995
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respectively, at least 100,000 subscribers during the first year and 200,000 subscribers during the second year (including, in each case, subscribers to be acquired pursuant to definitive purchase agreements) and (ii) 25% of your bonus for the first year, and 50% of your bonus for the second year, will be based upon the Partnership having achieved its budgeted cash flows for the cable systems it owns during the respective years. Your bonus shall be paid to you no later than ninety (90) days after the end of the year for which it is payable.

               3. Term. (a) Your employment hereunder shall commence on the date hereof and shall end on the earliest of the following dates:
(i) the second anniversary of the date hereof or, if the term of this Agreement is renewed as provided below, the last day of the renewal term, (ii) the date of your death, (iii) if you shall have been unable to perform any material duties hereunder by reason of physical or mental disability (with such disability to be determined by a qualified physician selected by the Partnership) for a period of more than three (3) consecutive months, or a period of more than 180 days in the aggregate in any eighteen-month period, the date on which the Partnership shall elect to terminate your employment by reason of such disability, (iv) the date on which the Partnership shall elect to terminate your employment for "cause" (as defined below), (v) the date on which the Partnership shall elect to terminate your employment because you are neither a general partner of the Partnership, a general partner of any such general partner of the Partnership, nor a shareholder of any corporation that is a general partner of the general partner of the Partnership, (vi) the date on which the Partnership shall elect to terminate your employment because you cease to own beneficially for your own account, directly or indirectly, at least one of the following: (A) at least two-thirds of the general partner's share of the "carried interest" in the Partnership or (B) at least two-thirds of the interests in the general partner that correlate to the general partner's share of the "carried interest" in the Partnership, and (vii) the date on which the Partnership terminates. The Partnership may, at its option, renew the term of your employment hereunder for successive one-year terms until the earlier of December 31, 2000 and the date the Partnership terminates (with the last renewal term expiring on the earlier of such dates), by giving written notice of renewal to you at least thirty days prior to the end of the then current term.


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Mr. James C. Vaughn
As of April 17, 1995
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                    (b)  For purposes of this Agreement "cause" means any one
or more of the following: (i) your personal dishonesty, incompetence or willful misconduct; (ii) your breach in any material respect of fiduciary duty;
(iii) your willful and material failure to perform stated duties; (iv) your willful and material violation of any law, rule or regulation (other than traffic violations or similar minor offenses); (v) your excessive absenteeism not related to illness; (vi) your repeated drunkenness or your abuse of any controlled substance; (vii) your material breach of any provision of this Agreement; or (viii) your action or failure to act or status or condition as a result of which the Partnership has suffered, or there is a reasonable likelihood the Partnership may suffer, an "FCC Regulatory Issue" (as defined below), unless such action or failure to act, or status or condition, or FCC Regulatory Issue, as applicable, is cured within 15 days after you become aware thereof. "FCC Regulatory Issue" shall mean any event, occurrence or circumstance that would cause the Partnership and/or any of its subsidiaries to be disqualified as an operator of cable systems under the Communications Act of 1934, as amended from time to time, or the rules and regulations promulgated thereunder (with or without an actual finding thereof by the FCC).

                    (c) In the event your employment is terminated by the Partnership without "cause" (including, without limitation, by reason of your disability), you shall receive a severance payment equal to 25% of your then base salary, payable over three months in accordance with the Partnership's normal payroll practices.


               4. Certain Benefits. (a) During your employment hereunder, the Partnership shall provide you with such life, disability, health insurance and other benefits as are provided to the Partnership's salaried employees generally.


                    (b) You shall be entitled to receive three weeks of paid vacation in each year of the term of your employment hereunder, with such vacation to be taken at a time or times agreed upon by you and the Partnership.


               5. Reimbursement of Expenses. During your employment hereunder, the Partnership will reimburse you for your reasonable travel and other expenses incident to your rendering of services hereunder, in conformity with the Partnership's regular policies

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Mr. James C. Vaughn
As of April 17, 1995
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from time to time in effect regarding reimbursement of expenses. Payments to you for such expenses will be made upon presentation of expense statements in such detail as the Partnership may from time to time reasonably require.


               6. Other Interests. During your employment, you shall not directly or indirectly: (i) enter into any other business affiliation or enterprise, including, without limitation, the establishment of a proprietorship or the participation in a partnership or joint venture or (ii) make any investment, other than passive investments. You represent and warrant that, as of the date hereof, you are not engaged in any such business affiliation and do not own any such investments.


               7. Key-Man Insurance. The Partnership may, in its discretion and for its benefit, insure you against disability or death under policies which are payable to such persons as the Partnership shall designate. You agree to cooperate in such physical examinations and to supply such information as the Partnership shall reasonably require in connection with obtaining and continuing such insurance. You have advised us that you have no reason to believe that your life is not insurable at rates now prevailing for healthy men of your age.


               8. Confidentiality and Non-competition. You acknowledge that, in the course of your employment, you will be occupying a position of trust and confidence with the Partnership Group. You agree that all information pertaining to the prior, current or future business of the Partnership Group (excluding publicly available information, in substantially the form in which it is publicly available, unless such information is publicly available by reason of unauthorized disclosure) constitutes valuable and confidential assets of the Partnership Group to which you will have access solely as a result of your position with the Partnership. You acknowledge that your agreement to comply with this paragraph 8 is a material inducement to the Partnership to enter into this Agreement.


                    (a) You shall never use, divulge, furnish or make accessible to any third person or organization other than in the proper course of performing your duties hereunder and in connection with the Partnership's business, any confidential or proprietary information concerning the Partnership Group or its

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Mr. James C. Vaughn
As of April 17, 1995
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businesses or affairs, including, without limitation, confidential methods of operation and organization, trade secrets, intangible property rights, marketing techniques and plans, advertiser lists, accounts, computer software or financial information, whether or not marked or otherwise identified as confidential or secret, and you shall not disparage or deprecate any member of the Partnership Group or its businesses or affairs or any individual connected with the Partnership Group.


                           (b)       During your employment with the
Partnership and in addition, for a period of two years following the termination of your employment with the Partnership you shall not, directly or indirectly, individually or on behalf of other persons, (i) engage or be interested (whether as owner, partner, lender, consultant, employee, agent, or otherwise) in any business, activity or enterprise within five (5) miles of any location at which any member of the Partnership Group owned or operated a cable television system at any time during your employment with the Partnership, which is competitive with any aspect of the business being conducted by the Partnership Group, (ii) employ or otherwise engage, or offer to employ or otherwise engage, any person who has been an employee, sales or advertising representative or agent of any member of the Partnership Group at any time during your employment by the Partnership, (iii) solicit, aid or induce any person who has been an employee, sales or advertising representative or agent of any member of the Partnership Group at any time during your employment to leave his employment with any member of the Partnership Group in order to accept employment with another person or entity, or (iv) solicit, take away or attempt to take away customers or advertisers of, or the business of any person or entity that purchases advertising time from or enters into any barter relationships with any member of the Partnership Group at any time during your employment by the Partnership. The provisions of this paragraph 8(b) shall cease to apply to you if the Partnership shall file a petition for relief under any bankruptcy or insolvency law or shall have any such petition filed against it in which an order for relief is entered and remains undismissed for a period of ninety (90) days, or the Partnership shall cease operations as a going concern (other than by reason of a sale of all or substantially all of the Partnership's assets). In addition, the provisions of clause (i) of this paragraph 8(b) shall cease to apply to you upon a sale of all or substantially all the partnership interests in the Partnership or a sale of all or substantially all of the Partnership's assets, as a result of which the Partnership has no significant continuing operations.

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Mr. James C. Vaughn
As of April 17, 1995
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                    (c)   You agree that inasmuch as your breach or attempted
or threatened breach of any provision contained in this paragraph 8 would result in immediate and irreparable injury to the Partnership for which the Partnership will not have an adequate remedy at law, the Partnership shall be entitled, in addition to all other remedies, to a temporary and permanent injunction and/or a decree for specific performance of the terms of this paragraph 8, without the necessity of showing any actual damage or posting bond or furnishing other security.


                    (d) The provisions of this paragraph 8 shall survive the termination or expiration of this Agreement (without regard to the reasons therefor), and are in addition to and independent of any agreements or covenants contained in any other agreement and to any rights the Partnership may have at law or in equity.


                9. Representations. You hereby represent and warrant to the Partnership that you have full legal authority to enter into this Agreement and to perform your obligations hereunder, that you have no obligation to any other person or entity that would affect or conflict with any of your obligations hereunder, and that the complete performance of your obligations hereunder will not violate, result in a breach of, or constitute a default under, any law, regulation, order or decree of any governmental or judicial body or any contract by which you are bound.


                10. Compliance with Law. You hereby agree to conform and to use your reasonable best efforts to cause the Partnership and the Partnership Group to conform in all material respects to all applicable laws and regulations and not at any time to commit any act or become involved in any situation or occurrence that could reasonably be expected to cause the Partnership or any subsidiary in the Partnership Group to suffer an FCC Regulatory Issue (as herein defined), or could reasonably be expected to bring the Partnership, any member of the Partnership Group or any cable system owned by any of the foregoing into public scandal. You understand that upon your violation of any of the terms or provisions of this paragraph, the Partnership shall have the right to immediately terminate this Agreement for cause, in addition to and not in limitation of any other rights which the Partnership may have under this Agreement or otherwise.

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Mr. James C. Vaughn
As of April 17, 1995
Page 8




                11. Notices. Any notice or other communication required or permitted to be given hereunder shall be deemed to have been duly given when personally delivered or when sent by certified mail, return receipt requested, postage prepaid, as follows:


                If to the Partnership:

                     FrontierVision Partners, L.P.
                     1777 South Harrison Street, Suite P200
                     Denver, Colorado 80210

                     Attention:  Chief Financial Officer


                With a copy to:

                     Proskauer Rose Goetz & Mendelsohn
                     1585 Broadway
                     New York, New York 10036

                     Attention:  Bruce L. Lieb, Esq.


                If to you, at your address as set forth above.


Either party may change its or his address for the purpose of this paragraph by written notice similarly given.


                12. Severability. If any clause or provision of this Agreement shall be held to be invalid or unenforceable, such clause or provision shall be construed and enforced as if it had been more narrowly drawn so as not to be invalid or unenforceable, and such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement.

                13. Miscellaneous. This Agreement sets forth the parties' final and entire agreement, and supersedes any and all prior understandings, with respect to its subject matter. The headings in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. This Agreement shall inure to the benefit of and be binding upon the

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Mr. James C. Vaughn
As of April 17, 1995
Page 9



Partnership, its successors and assigns, and upon you, your heirs, administrators and legal representatives, but no right or obligation hereunder may be assigned or delegated. No failure or delay by either party in exercising any right, option, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, option, power or privilege. This Agreement can only be changed, waived or terminated only by a writing signed by both you and the Partnership and shall be governed by the internal laws of the State of Delaware (without reference to its rules as to conflicts of laws).


                  14. JUDICIAL PROCEEDINGS. ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT, WHETHER ARISING DURING THE TERM OF THIS AGREEMENT OR AT OR AFTER ITS TERMINATION (EACH OF THE FOREGOING DISPUTES, CONTROVERSIES AND CLAIMS IS HEREINAFTER REFERRED TO AS A "DISPUTE"), SHALL BE BROUGHT ONLY IN A COURT LOCATED IN THE STATE OF DELAWARE, AND EACH OF THE PARTIES HERETO (I) UNCONDITIONALLY ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY AND (II) IRREVOCABLY WAIVES ANY OBJECTION SUCH PARTY MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING A DISPUTE.

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Mr. James C. Vaughn
As of April 17, 1995
Page 10



                          If the foregoing correctly sets forth your
understanding of our agreement, please so indicate by signing and returning to us a copy of this letter.


                                FRONTIERVISION PARTNERS, L.P.

                                By:   FVP GP, L.P.,
                                      its general partner

                                      By: FrontierVision Inc.,
                                          its general partner


                                          By: /s/ James C. Vaughn
                                             ----------------------------------
                                             Name:  James C. Vaughn
                                             Title: President




ACCEPTED AND AGREED TO:

/s/ James C. Vaughn
- ------------------------------
James C. Vaughn

Dated:  As of April 17, 1995